Exhibit 99.1

Vaughan Foods, Inc. Achieves Profitability in the Second Quarter of 2009 on Increased Revenue and Lower Costs

MOORE, Okla., August 6, 2009 -- Vaughan Foods, Inc. (NasdaqCM: FOOD ), a leader in fresh-cut vegetables and fruit products, and a broad line of refrigerated prepared salads, sauces, soups, and side-dishes, today announced that the company swung to a profit for the second quarter ended June 30, 2009, reflecting the effects of lower transportation and commodity costs, increased revenue and cost control initiatives.

Sales totaled $27.5 million in the second quarter, an increase of 12.5 percent, or $3.0 million over the comparable quarter of 2008. Sales for the six months ended June 30, 2009 totaled $49.8 million, an increase of 10.0 percent, or $4.5 million over the comparable six months ended June 30, 2008. Revenue growth was primarily attributable to price adjustments implemented in the fourth quarter of 2008 and the first quarter of 2009 and a more favorable sales product mix. The sales increases principally consisted of growth to existing customers.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) totaled $746,000 in the second quarter, and $969,000 in the year-to-date periods of 2009, respectively, compared to EBITDA losses of $215,000 and $147,000 in the second quarter and year-to-date periods of 2008, respectively. This represents a positive EBITDA swing of $961,000 and $1.1 million, for the quarter and year-to-date periods, respectively.

Net income totaled $18,000, or less than $0.01 per share in the second quarter of 2009 compared to a net loss of $546,000 or $0.12 per share in the comparable quarter of 2008. For the six months ended June 30, 2009, Vaughan recorded a net loss of $248,000 or $0.05 per share compared to a net loss of $964,000 or $0.21 per share in the comparable six month period of 2008.

Vaughan has made significant improvements over its performance in 2008 as the full effects of pricing adjustments and cost reduction initiatives have taken hold.

Gross profit amounted to $2.6 million or 9.6 percent of revenues in the second quarter of 2009, compared to $1.8 million or 7.4 percent of revenues in the second quarter of 2008. Gross profit for the six months ended June 30, 2009 totaled $4.6 million or 9.2 percent of revenues compared to $3.8 million or 8.5 percent of revenues in the comparable six month period of 2008.

Selling, general and administrative expenses decreased to $2.3 million in the second quarter of 2009 and $4.5 million in the six month period ended June 30, 2009, compared to $2.5 million and $4.9 million, respectively in the comparable periods of 2008. Sales and administrative salaries and commissions and consulting expenses were reduced as a result of integrating the functions of finance and sales between our divisions and rationalizing certain redundant positions.

Herb Grimes, Chairman and CEO of Vaughan Foods, commented, “We are pleased to report net income for the second quarter. Even though the amount is small, we are encouraged by the positive trend resulting from our margin improvement and decrease in administrative expenses. We continue to perform to our reputation for providing a safe, quality and affordable product to our customers.

“We are seeing a moderation of fuel costs and we continue to evaluate the need for price adjustments as we focus on aligning our input costs with our selling prices. Our focus to improve our margins is ongoing and will result in stronger operating results for the year of 2009 compared to 2008.” concluded Mr. Grimes.

Investor Conference Call

Vaughan management will host an investor conference call on Friday, August 7, 2009 at 10:00 a.m. ET to discuss these results.

Interested parties should call 866-293-8969 (domestic) or 913-312-0644 (international) at least 5 minutes before the scheduled start time (no passcode required). You may also access this call at:

http://www.vaughanfoods.com

For those who are unavailable to listen to the live broadcast, a replay will be available through September 3, 2009, and can be accessed by dialing 888-203-1112 (domestic), and 719-457-0820 (international). The pass code is 9451721.

About Vaughan Foods, Inc.

Vaughan Foods is an integrated manufacturer and distributor of value-added, refrigerated foods. We are uniquely able to distribute fresh-cut produce items along with a full array of value-added refrigerated prepared foods multiple times per week. We sell to both food service and retail sectors. Our products consist of fresh-cut vegetables, fresh-cut fruits, salad kits, prepared salads, dips, spreads, soups, sauces and side dishes. Our primary manufacturing facility is in Moore, Oklahoma. Our soups and sauces are manufactured in our facility in Fort Worth, Texas.

Safe Harbor Statement

This press release contains forward-looking statements about the future performance of Vaughan Foods, Inc. based on Management's assumptions and beliefs in light of information currently available to it. There are a variety of factors that could cause actual and future results to differ materially from those anticipated by the statements made above. These factors are outlined in the Company's Form 10-Q and other reports filed with the Securities and Exchange Commission.

Furthermore, Vaughan Foods, Inc. undertakes no obligation to update, amend or clarify forward-looking statements whether as a result of new information, future events, or otherwise.

Vaughn Foods, Inc. Consolidated Balance Sheets (dollars in thousands)

	June 30, 2009	December 31, 2008

Assets:
Current assets:
Cash and cash equivalents	$--	$--
Cash receipts subject to account control agreement	1,459	--
Accounts receivable, net of allowance for credit losses of $131,403 at June 30, 2009 and $140,870 at December 31, 2008	7,151	5,323
Inventories	4,156	3,376
Prepaid expenses and other assets	194	77
Deferred tax assets	316	310
Total current assets	13,276	9,086

Restricted assets:
Investments	1,268	562
Total restricted assets	1,268	562

Property and equipment, net	16,518	17,059

Other assets:
Loan origination fees, net of amortization	534	368
Intangible assets	93	108
Deferred tax assets, noncurrent	2,443	2,301
Total assets	$34,132	$29,484

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$9,681	$7,961
Disbursements in transit	2,346	1,236
Line of credit	2,931	1,000
Note payable to former owners of Allison's Gourmet Kitchens, LP	802	802
Accrued liabilities	2,279	1,851
Current portion of long-term debt	1,105	1,094
Current portion of capital lease obligation	186	204
Total current liabilities	19,330	14,168

Long-term liabilities:
Long-term debt, net of current portion	7,647	7,950
Capital lease obligation, net of current portion	12	95
Deferred gain on sale of assets	61	79
Total long-term liabilities	7,720	8,124

Total stockholders' equity	7,082	7,212

Total liabilities and stockholders' equity	$34,132	$29,484

Vaughan Foods, Inc. Consolidated Statements of Operations For the three and six month periods ended June 30, 2009 and 2008 (dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30
	2009	2008	2009	2008

Net sales	$27,466	$24,424	$49,785	$45,253
Cost of sales	24,826	22,618	45,189	41,408
Gross profit	2,640	1,806	4,596	3,845

Selling, general and administrative	2,329	2,490	4,483	4,904

Operating income	311	(684)	113	(1,059)

Interest expense	(289)	(225)	(516)	(403)
Other income, net	10	27	6	48
Income (loss) before income taxes	32	(882)	(397)	(1,414)
Income tax expense (benefit)	14	(336)	(149)	(450)
Net income (loss)	$18	$(546)	$(248)	$(964)

Weighted average shares outstanding
Basic	4,623,077	4,623,077	4,623,077	4,623,077
Diluted	4,759,932	4,623,077	4,623,077	4,623,077

Net income (loss) per share
Basic	$0.00	$(0.12)	$(0.05)	$(0.21)
Diluted	$0.00	$(0.12)	$(0.05)	$(0.21)

Vaughan Foods, Inc. Consolidated Statements of Cash Flows (dollars in thousands)

	Six Months Ended June 30,
	2009	2008

Cash flows from operating activities:
Net (loss)	$(248)	$(964)
Adjustments to reconcile net (loss) to net cash provided by operating activities:
Depreciation and amortization	963	882
Provision for credit losses	(9)	(33)
(Gain) loss on sale of asset	(6)	(18)
Stock option expense	44	--
Deferred income taxes	(149)	(450)
Changes in operating assets and liabilities:
Accounts receivable	(1,819)	(821)
Inventories	(780)	(1,004)
Disbursements in transit	1,110	--
Prepaid expenses and other assets	(117)	(90)
Accounts payable	1,720	3,171
Accrued liabilities	428	(2)
Net cash provided by operating activities	1,137	671
Cash flows from investing activities:
Purchases of property and equipment	(311)	(1,587)
Investments in restricted assets	(706)	(46)
Proceeds from sale of assets	5	693
Deconsolidation of variable interest entity	--	(80)
Net cash (used in) investing activities	(1,012)	(1,020)
Cash flows from financing activities:
Payments of loan origination fees	(204)	(5)
Proceeds from line of credit	2,931	--
Repayments on line of credit	(1,000)	--
Cash receipts subject to account control agreement	(1,459)	--
Repayment of long-term debt and capital leases	(393)	(403)
Repayment of notes payable to former owners of Allison's Gourmet Kitchens, LP	--	(198)
Cash paid to former owners of Wild About Food	--	(45)
Repayments of short-term borrowings	--	(1,000)
Net cash (used in) financing activities	(125)	(1,651)
Net increase (decrease) in cash and cash equivalents	--	(2,000)
Cash and cash equivalents at beginning of period	--	2,698
Cash and cash equivalents at end of period	$--	$698

Contact:

Cameron Associates
Investor Contact:
Paul Henning
212-554-5462
Paul@cameronassoc.com